UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2003

eUniverse, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

N/A

(Former name or former address, if changed since last report)

Item 6. Resignations of Registrant’s Directors

On December 11, 2003, Brad Greenspan resigned from his position as a director of eUniverse, Inc. (the “Company”). A copy of his resignation letter addressed to Jeffrey Edell, Chairman of the Board of Directors (the “Board”) and Brett Brewer, President of the Company, in which Mr. Greenspan described his disagreements with the Board, is attached hereto as Exhibit 99.1.

In his resignation letter, Mr. Greenspan makes a number of assertions as reasons for his resignation. He disagrees with the Board’s decision to not nominate him for election at the Company’s upcoming annual stockholder’s meeting and his removal as Chairman of the Board. He also asserts that certain directors have taken actions to entrench their positions on the Board and violated their fiduciary duties to the Company and its stockholders. Mr. Greenspan also expressed his disagreement with the Board’s approval of a financing transaction with affiliates of VantagePoint Venture Partners. In addition, Mr. Greenspan expressed his disagreement with certain actions taken by the Board in connection with the upcoming annual stockholder’s meeting, including the adoption of a bylaw provision relating to advance notification of stockholder proposals, a reduction in the number of director nominees eligible for election, and the rescheduling of the stockholder’s meeting to January 21, 2004 with a record date of December 1, 2003.

The Nominating and Corporate Governance Committee of the Board recently informed Mr. Greenspan that they did not consider him fit to serve on the Company’s Board and the Board decided not to include Mr. Greenspan in the Board’s proxy for the January 21, 2004 stockholder’s meeting. The Company believes that Mr. Greenspan’s assertions in his letter of resignation are not factual and result from the Board’s request for his resignation as Chief Executive Officer and removal as Chairman of the Board.

Item 7. Financial Statements, Financial Information and Exhibits

(c)	Exhibits	Description

	99.1	Letter, dated December 11, 2003, from Brad Greenspan to Jeffrey Edell, Chairman of the Board of Directors and Brett Brewer, President of eUniverse, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2003	eUniverse, Inc.

	By:	/s/ THOMAS J. FLAHIE

Thomas J. Flahie Chief Financial Officer